Exhibit 99.1

        ADVANCED CAPABILITIES OF BSD MEDICAL'S NEW CANCER ABLATION SYSTEM
                UNVEILED AT INTERNATIONAL ENGINEERING CONFERENCE

    SALT LAKE CITY, Feb. 6 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(Amex: BSM) today announced that Paul F. Turner, Chief Technology Officer and Chairman of BSD Medical Corp., unveiled the advanced capabilities of BSD's new system designed for cancer tissue ablation, the MicroThermX 100, at the International Society of Optical Engineering conference recently concluded in San Jose, California. The FDA submission for 510k market clearance of the MicroThermX 100 is currently being prepared.

    The MicroThermX 100 was created under design specifications established through a careful survey of industry requirements and competitive features, and after research extending more than a decade using BSD equipment to treat many patients with and without cancer using thermal therapy and ablation. The MicroThermX 100 was designed to offer many advantages over the RF (radiofrequency) tissue ablation devices currently on the market. For example, the MicroThermX 100 was designed to transmit microwaves directly into the tissue, with no grounding pads needed as with RF ablation systems. Grounding pads can cause remote skin or fat burns. Microwaves can also ablate tissue in a shorter period of time with a more consistent ablation zone. Another major design advantage of the MicroThermX 100 is its pre-treatment planning software package to help the medical team optimize the placement of the ablation applicators in the tissue for maximum efficiency.

    Time is a critical factor to interventional radiologists and surgeons, and the MicroThermX 100 precision-focused microwave system was designed to deliver fast and efficient treatments, both in treatment time per tumor and in the ability to simultaneously ablate multiple tumors. The MicroThermX 100 also speeds ablation time through intuitive software that is easily accessed by touch screen. Treatment planning and data acquisition for medical records are facilitated by new features being introduced for thermal ablation applications with the MicroThermX 100, designed to provide fast, accurate and better treatment preparation and tracking. The MicroThermX 100 is an elegantly packaged system with the computer, generator and temperature module self-contained in a compact, light, portable unit that can be positioned on a freestanding, mobile system.

    BSD Medical is the leading developer of precision-guided RF and microwave systems used to treat cancer at milder temperatures than ablation, creating hyperthermia in tumors to kill cancer cells and boost the effectiveness of companion treatments with radiation. Some cancerous tumors can be treated with heat alone, destroying or ablating the cancer at high temperatures in a single treatment. These two approaches are highly complementary, and both have an important place in cancer therapy. BSD Medical's objective in cancer therapy is to offer a complete solution in thermal medicine to the medical community based on precision-focused microwave/RF systems. For further information about BSD Medical visit www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including the obtaining of FDA marketing approval for the MicroThermX 100 and the prospects for future sales of the system through the features herein described, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             02/06/2007
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /
    (BSM)